EXHIBIT 2.3

                            STOCK PURCHASE AGREEMENT


         STOCK PURCHASE AGREEMENT, made this 22nd day of July 1996, between LITTLE PRINCE PRODUCTIONS, LTD., 38 South Audley Street, London W1Y 5DH (the "Seller") and FRANCES KATZ LEVINE, 621 Clove Road, Staten Island, New York 10310 (the "Buyer").

         WHEREAS, Seller is the sole shareholder of all of the issued and outstanding capital stock (the "LPPL Stock") of LPPL Corp., a New York Corporation ("LPPL").

         WHEREAS, at a special meeting of the shareholders of Seller, which was held on February 29, 1996, the shareholders of Seller approved a resolution authorizing the Board of Directors of Seller to sell or dissolve LPPL.

         WHEREAS, Buyer and the Board of Directors of Seller believe that it will be in the best interests of the shareholders of Seller for Buyer to purchase the LPPL Stock, re-incorporate LPPL under the laws of the State of Delaware, increase the authorized capital stock of LPPL, and distribute shares of the LPPL to the shareholders of Seller in accordance with the requirements of the Securities Act of 1933, as amended (the "Securities Act") and all other applicable federal and state securities regulations.

         WHEREAS, Seller is willing to sell, assign and transfer all of its right, title and interest in the LPPL Stock to Buyer upon the terms and conditions hereinafter set forth.

         NOW, THEREFORE, in consideration of the mutual promises and covenants hereinafter set forth, the parties do agree as follows:

1.       AGREEMENT

1.1      Sale and Purchase of Stock

         Buyer agrees to purchase and the Seller agrees to sell at the Closing, on the Closing Date, as those terms are defined below, all of the issued and outstanding stock of LPPL (the "LPPL Stock") in exchange for the purchase price set forth in Paragraph 1.2 below (the "Purchase Price").

1.2      Purchase Price

         The Purchase Price for the LPPL Stock shall consist of the following:

         (a)      Ten United States Dollars ($10); and
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         (b)      Buyer's  agreement  hereby  given to use her best  efforts  to effect  and  complete  within  one year  from the date of this
                  agreement,   at  no  cost  to  the   Seller,   the   following
                  transactions:

                  (i) Reincorporation of LPPL under the laws of the State of Delaware and, concomitantly therewith, the effectuation of an increase in the authorized capital stock of LPPL so as to facilitate the share issuances and distribution contemplated hereunder and

                  (ii) Distribution of shares of the common stock of LPPL to the shareholders of Seller, of record as at the date hereof (the "Record Date"), at a ratio of one share of the common stock of LPPL for every one (1) share of the common stock of the Parent held as at the Record Date, or at such other ratio as shall be required by the attendant circumstances, which distribution shall be made in accordance with the requirements of all applicable federal and state securities laws and regulations.

1.3      Failure of Consideration

         Buyer agrees that in the event that she fails to complete the actions constituting consideration for her purchase of the LPPL Stock hereunder, as set forth, above, in Paragraph 1.2(b) of this agreement, within one year from the date of this agreement, she shall immediately take all steps necessary to dissolve LPPL Corp. and deliver any remaining assets after dissolution to Seller.

2.       REPRESENTATIONS, WARRANTIES AND COVENANTS OF SELLER

         Seller represents, warrants and covenants to Buyer that:

         (a) Seller has full and valid title to the shares of LPPL Stock and there are no existing impediments to the sale and transfer of such shares to Buyer; the said shares are free and clear of all liens, charges, security interests, and encumbrances whatsoever and such shares constitute 100% of the issued and outstanding shares of LPPL.

         (b) Seller has full right, power, legal capacity, and authority to enter into this agreement and to sell and deliver the LPPL Stock pursuant to the terms of this agreement.

         (c) Seller acknowledges and agrees that Buyer will incur substantial costs and expenses in respect of the value of the legal services to be furnished by Buyer as well as reorganization and filing fees and accounting, printing and distribution costs associated with reincorporating and recapitalizing LPPL and distributing shares of the LPPL common stock to the shareholders of Seller pursuant to the requirements of all applicable federal and state securities
regulations.   Seller  further   acknowledges  and  agrees  that  Buyer  may  be
compensated for her time and services and, in addition, may finance, pay or defray all or part of such costs
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and expenses  through the  issuance of shares of common stock of LPPL Corp.,  as
Buyer shall determine.

         (d) Seller agrees that commencing upon execution of this agreement, Buyer and her agents and representatives shall have reasonable access to the books of account and any and all other records of LPPL and Seller reasonably related to this agreement, and LPPL's filing and disclosure obligations under the federal securities laws and any other applicable federal, state or local laws, rules or regulations. Seller and its counsel and accountants will cooperate with Buyer so as to enable her to effect the actions described in Paragraph 1.2(b) above, as expeditiously and economically as possible and in pursuance thereof will provide Buyer with such information, documentation and other matters, including but not limited to all materials respecting LPPL prepared by Seller in connection with its filing and disclosure obligations under the federal securities laws, as Buyer shall reasonably request. Whenever possible, Seller shall furnish such materials on computer diskette.

         (e) Upon execution of this agreement, any of the corporate financial records, minute books, and other documents and records of LPPL Corp. which are not already in the possession of A. Joseph Tandet will be turned over in their entirety to the Buyer; provided, however, that Seller shall be entitled to retain a copy of all records provided to Buyer for its corporate records.

         (f) Upon execution of this agreement, Seller will deliver to Buyer the resignations, effective as at such time, of any persons, other than Mr. Tandet, who hold positions as officers or directors of LPPL.

         (g) There are not more than twenty-four million, nine hundred ninety-nine thousand, two hundred and thirty-six (24,999,236) shares of common stock of the Seller issued and outstanding as of the date hereof and there are no outstanding warrants, options or commitments of any nature which may cause authorized but unissued shares of the capital stock of the Parent to be issued to any person, other than fifty thousand (50,000) shares to be issued to Mr. Tandet.

3.       REPRESENTATIONS, WARRANTIES AND COVENANTS OF BUYER

         Buyer represents, warrants and covenants to Seller that:

         (a) Buyer shall use her best efforts forthwith to effect and complete all of the actions constituting consideration for her purchase of the LPPL Stock as set forth, above, in Paragraph 1.2(b) of this agreement, at the sole expense of LPPL, including reimbursement of any expenses incurred by Seller's counsel or accountants in complying with the requirements of Paragraph 2.1(d) of this agreement.

         (b) In the event Buyer is unable to comply with the requirements of Paragraph 1.2(b) of this agreement within one year from the date hereof, she shall comply with the requirements of Paragraph 1.3 of this agreement.
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         (c) Buyer has such  knowledge and  experience in financial and business matters as to be capable of evaluating the merits and risks of an investment in the LPPL Stock. Buyer recognizes that her investment in the LPPL Stock involves a high degree of risk.

         (d) Mr. Tandet is currently the chief executive officer of LPPL and will continue to serve as such following execution of this agreement and will use his best efforts to ensure that until the distribution of shares of common stock of LPPL to the shareholders of Seller is effected, LPPL shall:

                  (i) Conduct its business and operations solely in the usual, normal and ordinary course;

                  (ii) Except as provided for in this agreement, make no distributions to its shareholders of any of its assets or properties by way of dividends, purchase of shares, redemptions or otherwise;

                  (iii) Except as may be required to effect the transactions contemplated by this agreement, pay no salary, wages, bonus or compensation to any officer, employee, representative or agent of LPPL other than in the ordinary course of business under employment arrangements in effect on the date of this agreement or otherwise in accordance with LPPL's presently existing administrative programs and, in the case of employees who are not officers and directors, in accordance with periodic review and adjustment of salaries consistent with past practices;

                  (iv) Not sell, transfer or dispose of any of its material properties or assets whatever, tangible or intangible except full and fair consideration in the usual, normal and ordinary course of business;

                  (v) Make no purchases or acquisitions of any real or personal property except in the usual, normal and ordinary course of business;

                  (vi) Not subject any of its property or assets whatever, tangible or intangible, to any mortgage, lien, pledge, hypothecation or encumbrance in any manner except for full and fair consideration in the usual, normal and ordinary course of business;

                  (vii) Except as may be required to effect the transactions contemplated by this agreement, not borrow any money, make any unusual or extraordinary expenditures or incur or become liable for any obligations or liabilities;

                  (viii)   Not make any loans or  advances or extend any credit;
                           and
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                  (ix)     Except as may be required to effect the  transactions
                           contemplated by this agreement,  not amend it bylaws,
                           certificate   of   incorporation   or  other  charter
                           documents   or  make  any  changes  in  its  business
                           policies and operations.

4.       CLOSING

         (a) The Closing of this agreement shall take place simultaneously with the execution of this agreement, via telephone and telefax, with all deliveries of documents to be made by recognized overnight courier.

         (b) At the Closing, Seller shall deliver to Buyer the certificates representing the LPPL Stock duly endorsed in blank and with stock powers executed in blank attached thereto and Buyer will deliver the cash portion of the Purchase Price to Seller.

5.       GENERAL

5.1      Binding Effect

         This agreement shall inure to the benefit of and be binding upon the Buyer and the Seller and their respective heirs, executors, administrators, successors, assigns and legal representatives.

5.2      Notices

         Any notice, report or demand required or permitted by any provision of this agreement shall be sent by certified mail or recognized overnight courier, in all cases with written confirmation of receipt required, to the parties hereto at the addresses set forth above or to any other address as shall be designated from time to time by the respective parties. Receipt of notice shall be deemed effective on delivery.

5.3      Brokerage

         Buyer and Seller represent to each other that neither has employed any broker or entered into any agreement for the payment of any fees, compensation, or expense to any person, firm or corporation in connection with the within transaction, and each agrees to hold and save the other harmless from any such fees, compensation or expenses which may be suffered by reason thereof; provided, however, that each party hereto shall bear its own counsel fees, costs and expenses other than as specified in this agreement.

5.4      Counterparts

         This agreement may be executed in any number of counterparts, each of which shall be an original, but all such counterparts shall constitute one and the same instrument.
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5.5      No Oral Change; Assignment

         This agreement may not be changed or terminated orally. The terms of this agreement are to apply to and bind the legal representatives, successors and assigns of the respective parties.

5.6      Governing Law

         This  agreement  shall  be  construed,   interpreted  and  enforced  in
accordance with the laws of the State of New York.

5.7      Partial Invalidity

         If any term or provision of this agreement or the application thereof to any party or circumstances shall to any extent be invalid or unenforceable, the remainder of this agreement or the application of such term or provision to parties or circumstances other than those to which it is held invalid or unenforceable, shall not be affected thereby, and each term and provision of this agreement shall be valid and enforced to the fullest extent permitted by law.

5.8      Number, Gender

         Wherever herein the singular number is used, the same shall include the plural, and the masculine gender shall include the feminine and neuter genders.

5.9      Headings

         The Paragraph headings herein are intended for convenience in finding the subject matters, are not to be taken as part of this agreement and are not to be used in determining the intent of the parties to this agreement.

5.10     Further Assurances

         At any time, and from time to time, after the date of this agreement, each party will execute such additional instruments and take such action as may be reasonable requested by the other party to confirm or perfect title to any property transferred or to be transferred in accordance with the terms hereof or otherwise to carry out the intent and purposes of this agreement.

5.11     Waivers

         Each party hereto may:

         (a) By written approval extend the time for performance of any of the obligations of another party if requested in writing by such other party;
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         (b)     Waive  in  writing  any  inaccuracies  in  representations  and warranties made to it contained in this agreement or any exhibit hereto or any certificate or certificates delivered by another party pursuant to this agreement;

         (c) Waive in writing the failure of performance of any of the conditions herein expressed, or alternatively rescind for such failure; and

         (d) Waive in writing compliance with any of the covenants herein contained by another party and so waive performance of any of the obligations of such other party hereto.

5.12     Non-waiver

         The waiver by any party hereto of any breach, default, inaccuracy or failure by another party with respect to any provision of this agreement or any exhibit thereto shall not operate or be construed as a waiver of any other provision thereof or of any subsequent breach thereof.
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         IN WITNESS WHEREOF, the parties hereto have executed this agreement the day and year first above written.

                             LITTLE PRINCE PRODUCTIONS, LTD.



                             By /s/ Adrian P. Kirby
                                ---------------------------------------------
                                      Adrian P. Kirby, Chairman and President



                             /s/ Frances Katz Levine
                             ------------------------------------------------
                             Frances Katz Levine, an individual
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